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                                                                    EXHIBIT 23.2


                       CONSENT OF PRICEWATERHOUSECOOPERS



     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Bowater Incorporated of the report issued by Price Waterhouse dated February 13, 1998 relating to the consolidated financial statements of Avenor Inc., which appears on page FS-27 of the Joint Management Information Circular and Proxy Statement for Bowater Incorporated and Avenor Inc. (the "Circular"). We also consent to the references to us under the heading "Experts" in the Prospectus and under the heading "Avenor Selected Consolidated Financial Data" in the Circular. However, it should be noted that PricewaterhouseCoopers has not prepared or certified such "Avenor Selected Consolidated Financial Data".



/s/ PricewaterhouseCoopers


Chartered Accountants

Montreal, Canada

July 24, 1998